KINGSTONE

FOR IMMEDIATE RELEASE

Kingstone Successfully Completes Reinsurance Placement

Kingston, NY — July 13, 2021 – Kingstone Companies, Inc. (Nasdaq: KINS) (the "Company" or "Kingstone"), a Northeast regional property and casualty insurance holding company, announced today that its reinsurance program for the period July 1, 2021 through June 30, 2022 has been finalized.

Barry Goldstein, Kingstone CEO, stated "I am delighted to let you know that Kingstone has finalized its 2021- 2022 catastrophe reinsurance placement. Kingstone purchased $490.0 million of total catastrophe limit, $15.0 million of additional catastrophe limit compared to last year. Consistent with last year, Kingstone protected to a 130-year return period. On a risk adjusted basis, the total cost for the program including reinstatement premium protection decreased over the prior year amount. Over 50 reinsurers, including 10 new partners to the program, participated in the program."

Meryl Golden, Kingstone COO, continued "The numerous underwriting changes we made starting in late 2019 to better manage our catastrophe exposure and reduce the growth of our PML are clearly working as reflected in this terrific result."

About Kingstone Companies, Inc.

Kingstone is a northeast regional property and casualty insurance holding company whose principal operating subsidiary is Kingstone Insurance Company ("KICO"). KICO is a New York domiciled carrier writing business through retail and wholesale agents and brokers. KICO offers primarily personal lines insurance products in New York, New Jersey, Rhode Island, Massachusetts, and Connecticut. Kingstone is also licensed in Pennsylvania, New Hampshire, and Maine.

INVESTOR RELATIONS CONTACT:
Amanda M. Goldstein
Investor Relations Director
(516) 960-1319